Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-258165) on Form S-8 of the NorthEast Community Bank Employees’ Savings & Profit Sharing Plan and Trust of our report dated June 24, 2022 with respect to the statement of net assets available for benefits of the NorthEast Community Bank Employees’ Savings & Profit Sharing Plan and Trust as of December 31, 2021, which appears in the December 31, 2022 annual report on Form 11-K of the NorthEast Community Bank Employees’ Savings & Profit Sharing Plan and Trust.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 23, 2023